As filed with the Securities and Exchange Commission on January 19, 2007

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

The Marcus Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	39-1139844
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
100 East Wisconsin Avenue, Suite 1900
Milwaukee, WI	53202-4125
(Address of principal executive offices)	(Zip Code)

The Marcus Corporation Pension Plus Plan
(Full title of the plan)

Thomas F. Kissinger
Vice President, General Counsel and
Secretary	Copy to:
The Marcus Corporation
100 East Wisconsin Avenue, Suite 1900	Steven R. Barth
Milwaukee, WI 53202-4125	Foley & Lardner LLP
(414) 905-1000	777 East Wisconsin Avenue
(Name, address and telephone number, including area	Milwaukee, Wisconsin 53202
code, of agent for service)	(414) 297-5662

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock,
$1 par value	1,000,000 shares	$25.76	$25,760,000	$2,757

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of securities to be offered or sold pursuant to the Plan.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock, as reported on the New York Stock Exchange on January 16, 2007. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required with respect to the interests in the Plan covered by this Registration Statement.

EXPLANATORY NOTE

        This Registration Statement relates to shares of common stock, $1 par value (the “Common Stock”), of The Marcus Corporation (the “Company” or the “Registrant”) that may be offered or sold to employees of the Company under The Marcus Corporation Pension Plus Plan (the “Plan”) through allocations to a participant’s Plan account. Because the shares of Common Stock registered hereby will be purchased through open-market transactions, such transactions do not involve the original issuance by the Company of any shares of Common Stock or result in a change in the number of issued and outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with Rule 424 of the Securities Act and the introductory note to Part 1 of Form S-8, the document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Commission by the Company are incorporated herein by reference:

        1.     The Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2006.

        2.     The Company’s Quarterly Report on Form 10-Q for the quarter ended August 24, 2006.

        3.     The Company’s Quarterly Report on Form 10-Q for the quarter ended November 23, 2006.

        4.     The Company’s Current Reports on Form 8-K, dated August 15, 2006, August 29, 2006 and October 4, 2006.

        5.     The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, dated November 17, 1993, including any amendment to a report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article VIII of the Company’s Bylaws provides that, to the fullest extent permitted or required by the Wisconsin Business Corporation Law, the Company shall indemnify all directors and officers of the Company, and any person who is serving at the Company’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc., and inures to the benefit of their heirs, executors and administrators.

        In addition, the Wisconsin Business Corporation Law provides that the Company shall indemnify a director or officer of the Company against liability incurred by the director or officer acting in his or her capacity as a director or officer of the Company, unless liability was incurred because the director or officer breached or failed to perform any duty owed to the Company and that breach or failure to perform constituted (i) a willful failure to deal fairly with the Company or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct.

        Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

        The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

        The indemnification provided by the Wisconsin Business Corporation Law and the Company’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

        The shares of Common Stock registered hereby will be purchased through open-market transactions. Accordingly, pursuant to Item 8(a) of Form S-8, an opinion regarding the legality of the Common Stock is not required.

        Pursuant to Item 8(b) of Form S-8, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

        (a)     The undersigned Registrant hereby undertakes:

        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

        (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)     That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

        (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on January 17, 2007.

THE MARCUS CORPORATION
By: /s/ Stephen H. Marcus
Stephen H. Marcus
Chairman of the Board, President and
Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated as of January 17, 2007.

Signature	Title
/s/ Stephen H. Marcus	Chairman of the Board, President, Chief
Stephen H. Marcus	Executive Officer and Director (Principal
Executive Officer)
/s/ Douglas A. Neis	Chief Financial Officer and Treasurer
Douglas A. Neis	(Principal Financial and Accounting Officer)
*	Senior Vice President and Director
Bruce J. Olson
*	Senior Vice President - Corporate
Gregory S. Marcus	Development and Director
*	Director
Diane Marcus Gershowitz

Signature	Title

*	Director
Daniel F. McKeithan, Jr.
*	Director
Allan H. Selig
*	Director
Timothy E. Hoeksema
*	Director
Philip L. Milstein
*	Director
Bronson J. Haase
*	Director
James D. Ericson

*By:	/s/ Stephen H. Marcus Stephen H. Marcus Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the Company, which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on January 17, 2007.

The Marcus Corporation Pension Plus Plan
/s/ Douglas A. Neis
By: Douglas A. Neis
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit
(4.1)	Restated Articles of Incorporation of The Marcus Corporation (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
quarterly period ended November 13, 1997)
(4.2)	Bylaws, as amended, of The Marcus Corporation (incorporated by reference to Exhibit
3.2 to the Company's Current Report on Form 8-K dated July 18, 2006)
(23)	Consent of Ernst & Young LLP
(24)	Power of Attorney relating to subsequent amendments

All documents incorporated by reference are to Commission File No. 1-12609.